UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 25, 2006

MOLECULAR IMAGING CORPORATION

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-27725	11-2787966
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

9530 Towne Centre Drive, Suite #120

San Diego, California 92121

(Address of principal executive offices)

(858) 642-0032

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Company and Ascendiant PET Partners-I LLC (“Ascendiant”) entered into a Purchase and Sale Agreement dated October 24, 2006 pursuant to which the Company purchased three used PET imaging scanners and accompanying mobile coaches from Ascendiant for $80,000. The purchased equipment was formerly leased by the Company from Ascendiant under three equipment leases for which the Company has a deficiency in the amount of $290,978. Ascendiant also agreed to forbear from exercising its default rights under the leases and against the deficiency for a period of ninety days.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As reported in Item 1.01 above, in connection with the Ascendiant transaction, the Company and Ascendiant agreed to terminate the Equipment Lease Modification Agreement dated May 2, 2003, and related equipment leases and agreements, pursuant to which Ascendiant became the assignee of three PET equipment leases dated April 8, 1999.

ITEM 8.01	OTHER EVENTS

As previously reported, the Company entered into a forbearance agreement with Siemens Financial Services, Inc. (“Siemens”) with respect to the Company’s default under its Siemens equipment leases. The forbearance period with Siemens expired on September 30, 2006, and the Company is in negotiations with Siemens to extend the terms of the forbearance and restructure the Siemens debt.

The Company and Citicorp Vendor Finance, Inc. (“Citicorp”) entered into a Purchase and Sale Agreement in August 2006 pursuant to which the Company purchased a used PET imaging scanner and mobile coach from Citicorp for $36,000. The purchased equipment was formerly leased by the Company from Citicorp under an equipment lease for which the Company has a deficiency in the amount of $441,672, subject to increase for interest and late penalties, and decrease by the Company’s payment of the $36,000 purchase price.

ITEM 9.01	EXHIBITS

Exhibit Number	Description
10.80	Purchase and Sale Agreement with Ascendiant PET Partners-I, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR IMAGING CORPORATION

Dated: October 27, 2006	By:	/s/ Kenneth C. Frederick
Kenneth C. Frederick Chief Executive Officer